EXHIBIT 21

Subsidiaries of

Franklin Financial Services Corporation

Farmers and Merchants Trust Company of Chambersburg — Direct
(Pennsylvania)

Franklin Financial Properties Corp.- Direct
(Pennsylvania)

Franklin Future Fund Inc. — Direct
(Pennsylvania)

Franklin Realty Services Corporation — Indirect
(Pennsylvania)